EXHIBIT 10.4
EXECUTION VERSION

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of September 9, 2016 (this “Agreement”), is by and between DASAN Networks, Inc., a company incorporated under the laws of Korea (“Lender”) and DASAN Zhone Solutions, Inc., a Delaware corporation (“Borrower”).
WHEREAS, Lender desires to provide a delayed draw term loan facility to Borrower on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreement set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Commitment. The commitment amount for the term loans (each, a “Loan”) to be made by Lender to Borrower hereunder is US$5,000,000 (the “Commitment Amount”).
2.    Loans. Borrower may, at any time from and after the date hereof through September 9, 2021, request one or more drawdowns of Loans by delivering a written Loan request to Lender, which Loan request shall specify the principal amount of the requested Loan and the requested funding date therefor (which shall not be earlier than ten days after the date of the Loan request unless otherwise agreed by Lender) (the “Funding Date”); provided, that the maximum aggregate amount of Loans requested hereunder shall not exceed the Commitment Amount. Lender shall lend Borrower the amount specified on the Loan request on the applicable Funding Date by wire transfer of immediately available funds to such account or accounts as may be designated by Borrower.
3.    Maturity Date. The maturity date for all Loans made hereunder shall be the fifth anniversary of the initial Funding Date hereunder (the “Maturity Date”); provided, that, if such date is not a business day in New York New York, the Maturity Date shall be the next succeeding business day.
4.    Interest. Interest shall accrue daily on the outstanding unpaid principal balance of each Loan from the Funding Date thereof until repaid in full at a rate per annum equal initially to 4.6%, provided, that, in the event that, any time during the term of this Agreement, the interest rate applicable to related party loan transactions as set forth in the Enforcement Decree of Corporation Tax Act of Korea (as may be amended, the “Tax Enforcement Decree”) or the Enforcement Rules on Corporate Tax Act of Korea (together with the Tax Enforcement Decree and, as may be amended, the “Korean Corporate Tax Law”) is different from the then-applicable interest rate hereunder, the interest rate applicable hereunder shall be automatically changed to reflect such interest rate applicable to related party loan transactions as set forth in the Korean Corporate Tax Law. Lender shall promptly advise Borrower in writing of any such change in the interest rate hereunder. Interest shall be calculated on the basis of a 365 (or 366)-day year, payable quarterly in arrears on the first business day in New York, New York following March 31, June 30, September 30 and December 31 of each year.
5.    Payment of Principal and Interest. The entire principal balance outstanding hereunder, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date. All payments made hereunder shall be made when due in United States Dollars in immediately available funds. All payments made hereunder shall be applied first to accrued interest, and second to the payment of the principal amount outstanding hereunder. Any principal amounts paid under this Agreement may not be re-borrowed.

6.    Prepayment. Borrower may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding amounts hereunder.
7.    Subordination. Borrower and Lender acknowledge that the Loans and all other amounts due hereunder constitute “Subordinated Indebtedness” for purposes and subject to the terms of that certain Subordination Agreement, dated on or about the date hereof, between Lender and Borrower in favor of Wells Fargo Bank, National Association (the “Subordination Agreement”). Without limiting the foregoing, Lender hereby acknowledges and agrees that Lender’s right to payment from Borrower hereunder shall at all times be subordinate and subject in right of payment to the rights of the holders of any and all senior unsecured or secured loans, notes, guarantees or other obligations (including hedging obligations) made or issued under any loan agreement, credit agreement, indenture or other debt facility with any bank, financial institution, indenture trustee or other institutional lender (or agent on their behalf) for which Borrower is an issuer, borrower or guarantor, whether entered into prior to, on or after the date hereof, in each case to payment in full, in cash, of all obligations (other than obligations permitted to remain outstanding under the applicable documents after such payment), including any principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities in accordance with the documents applicable thereto; provided, that, subject to the terms of the Subordination Agreement, Borrower may make payments to Lender until an event of default (as defined in the applicable indenture, credit agreement or other instrument governing such indebtedness) shall have occurred and be continuing and the appropriate lender, trustee or agent with respect to the applicable indebtedness shall have directed Borrower to cease making such payments.
8.    Covenants. Except as consented to by Lender, from and after the initial Funding Date hereunder until payment in full of all outstanding Loans and all accrued and unpaid interest thereon, Borrower shall not:
(a)    incur any indebtedness for borrowed money other than (i) indebtedness under that certain Credit and Security Agreement, dated as of March 13, 2012, by and among Borrower, ZTI Merger Subsidiary III, Inc., Premisys Communications, Inc., Zhone Technologies International, Inc., Paradyne Networks, Inc., Paradyne Corporation and Wells Fargo Bank, National Association (as amended, amended and restated, renewed, extended, refinanced or replaced from time to time, the “Senior Credit Facility”) and (ii) indebtedness permitted to be incurred by the Senior Credit Facility;
(b)    incur any liens securing indebtedness on any of its assets or property (other than (i) liens for Taxes, (ii) liens made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, (iii) liens arising under applicable law (including landlords’, carriers’, warehousemen’s, mechanics’, workers’, suppliers’, materialmen’s, or repairmen’s liens), (iv) purchase money liens with respect to tangible personal property, (v) liens for indebtedness permitted to be incurred under Section 8(a), and (vi) other liens securing obligations of Borrower or its subsidiaries other than for indebtedness, collectively “Permitted Liens”), in each case unless, contemporaneously with the incurrence of such liens (other than Permitted Liens), Borrower grants a security interest to Lender to secure the obligations under this Agreement on a substantially equal and ratable basis;
(c)    merge, consolidate or amalgamate with, or convey, sell, lease, transfer or otherwise dispose of all or substantially all of its assets and property (in one transaction or a series of related transactions) to any person or entity (other than an affiliate), excluding sales of inventory and other assets in the ordinary course of business; or
(d)    upon the occurrence and during the continuation of an Event of Default, pay any dividend or make any other distribution on its membership interests.

9.    Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
(a)    Borrower fails to pay when due (whether on the Maturity Date, upon acceleration or otherwise) any payment hereunder, and such failure continues unremedied for ten days after written notice thereof from Lender to Borrower;
(b)    Borrower (i) commences a voluntary case or proceeding with respect to itself, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of any receiver, trustee, assignee, liquidator, custodian or similar official (a “Bankruptcy Custodian”) under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (a “Bankruptcy Law”) of it or for substantially all of its property of (iv) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency, in each case pursuant to or within the meaning of any Bankruptcy Law;
(c)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Borrower in an involuntary case, (ii) appoints a Bankruptcy Custodian of Borrower for substantially all of its property or (iii) orders the winding up or liquidation of Borrower, or any relief similar to the foregoing which is granted under any foreign laws, where in each case such order, decree or relief remains unstayed and in effect for 60 consecutive days;
(d)     Borrower fails to perform or observe any material covenant, condition or provision contained in this Agreement required to be performed or observed by it (other than the covenant to pay the principal, interest (including default interest)) and such failure continues for a period of 30 days after notice requiring such failure to be remedied has been given to Borrower by Lender;
(e)    a distress, execution or seizure before judgment is levied or enforced upon all or substantially all the property of Borrower which has a material adverse effect on Borrower and is not discharged within thirty days thereof;
(f)    Borrower is unable to pay its debts as and when they become due; or
(g)    Borrower has materially defaulted under any material mortgage, indenture or instrument under which there may be issued or guaranteed or by which there may be secured or evidenced any indebtedness for borrowed money, which default results in the acceleration of such indebtedness prior to its maturity.
10.    Default Rate. During the continuation of an Event of Default, interest on the outstanding unpaid principal balance of the Loans (if any) shall accrue at the interest rate specified in Section 4 plus two percentage points.
11.    Rights of Lender Upon Event of Default. Upon the occurrence or existence of any Event of Default and at any time thereafter and during the continuation of such Event of Default, Lender may declare the entire outstanding principal balance of the Loans, together with all unpaid accrued interest thereon, to be immediately due and payable. In addition to the foregoing remedy, upon the occurrence or existence of any Event of Default and at any time thereafter and during the continuation of such Event of Default, Lender may exercise any other right, power or remedy permitted to it by applicable law, either by suit in equity or by action at law, or both.

12.    Waivers. Borrower hereby waives demand, presentment for payment, protest, notice of nonpayment, notice of protest, notice of dishonor, and any other notices of any kind (except those notices required hereunder), and any and all exemption rights that it holds at law or in equity with respect to the Loans.
13.    Rights Cumulative. All rights and remedies of Lender under this Agreement and under applicable law are cumulative and not alternative. Failure of Lender at any time to exercise any such rights or remedies shall neither constitute a waiver of such rights or remedies nor bar the future exercise of any such rights or remedies.
14.    No Usury. Payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any applicable law to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, as determined by a final judgment of a court of competent jurisdiction. Any interest paid in excess of such highest rate shall be applied to the unpaid principal balance of the Loans. In the event that any such excess exceeds the principal amount, the amount of such excess over the principal amount shall be refunded to Borrower.
15.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (other than by operation of law), in whole or in part, by a party without the prior written consent of the other party.
16.    Successors and Assigns. The rights and obligations of Borrower and Lender under this Agreement shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the parties hereto.
17.    Entire Agreement; Amendments; Waiver. This Agreement contains the entire agreement between Borrower and Lender relating to the subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. No amendment, modification, termination, release, surrender or discharge of this Agreement shall be of any force or effect except by an agreement in writing signed by Borrower and Lender. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.
18.    Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal and unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
19.    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission, on receipt after dispatch if sent by registered or certified mail, postage prepaid, addressed, or on the third business day after dispatch if sent by nationally recognized, documented delivery service, in each case as follows:
If to Lender, addressed to it at:
DASAN Networks, Inc.
Dasan Tower, 49 Daewangpangyo-ro 644beon-gil, Bundang-gu, Seongnam-si
Gyeonggi-do, Korea

Attention: JaeHoon Joo
Facsimile No.: +82 (31) 622-6501
If to Borrower, addressed to it at:
DASAN Zhone Solutions, Inc.
7195 Oakport Street
Oakland, California 94621
Attention: Kirk Misaka
Fax: +1 (510) 777-7593
20.    Governing Law. This Agreement and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law provisions of that or of any other state.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

LENDER: DASAN NETWORKS, INC.
By: /s/ MIN WOO NAM_________________
Name: Min Woo Nam
Title: Chief Executive Officer

[Signature Page to Loan Agreement]

BORROWER: DASAN ZHONE SOLUTIONS, INC.
By: /s/ KIRK MISAKA______________
Name: Kirk Misaka
Title: Chief Financial Officer

US-DOCS\54494429.6